EXHIBIT 10.1

TRANSITION AND SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 21 day of April, 2010 by and between GLOBAL PAYMENTS INC., a Georgia corporation with its headquarters in Atlanta, Georgia (“Company”) and James G. Kelly (hereinafter “Executive”).

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Company and Executive agree as follows:

1. Termination of Employment Agreement and Employment.

Both parties agree that the employment agreement between Executive and Global Payments Inc. which is dated March 30, 2010 (the “Employment Agreement”) is hereby terminated as of the date hereof and Section 13 of such Agreement shall not survive termination as indicated therein. Executive’s employment with Company and all of its parents, affiliates, and subsidiaries is terminated effective as of June 30, 2010, or such earlier date as specified by the Company at any time (the “Termination Date”) and Executive shall be an employee at will and shall not be an executive officer of the Company between the date of this Agreement and the Termination Date. Executive will not perform further services for the Company following the Termination Date and, accordingly, the parties intend that Executive’s termination of employment will constitute a “separation from service” for purposes of Section 409A of the Code and applicable regulations.

Until the Termination Date, Executive shall have the duties and responsibilities as shall be assigned to him by the Chief Executive Officer of the Company (in his sole discretion) from time to time. Until the Termination Date, Executive shall render his services to the Company in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, or reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage or participate in personal business interests and investments or seek or accept (but not commence) another position, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes (including but not limited to the Company’s trading policy which requires all employees to comply with the Company’s then current trading policy and applicable law). The Company shall have the right to relieve

Executive of some or all of his duties at any time and such relief of duties shall not be deemed to be a breach of this Agreement or any other obligation of the Company, provided that Company continues to compensate Executive and provide benefits as described herein during any such period.

During Executive’s employment until Termination Date, the Company will pay to Executive a base salary in the amount of U.S. $600,000 per year (“Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company’s payroll practices from time to time. Executive and Executive’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”). Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive prior to the Termination Date in accordance with the policies, practices and procedures of the Company. Any such expense reimbursement will be conducted in a manner intended to comply with Section 409A of the Code, which shall include implementing the following limitations with respect to reimbursements: (i) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred, and (iv) the Company’s obligation to make reimbursements or to provide in-kind benefits that constitute deferred compensation under Section 409A of the Code shall not extend beyond Executive’s lifetime or, if later, March 30, 2030.

Executive acknowledges and agrees that the Company has met all of its obligations to Executive and has paid him all salary, wages, overtime payments, commissions, bonuses, accrued benefits and other amounts due to him through the date of this Agreement (except for any outstanding business expense reimbursements that are due pursuant to the Company’s policies that may be outstanding, including but not limited to the legal fee reimbursement referenced in Section 2). Executive agrees that, except for payments specifically set forth above and in Section 2 of this Agreement, neither Company nor any of its parents, affiliates, or subsidiaries owes any additional amounts to Executive for any reason. Terms used in this Agreement which are not otherwise defined shall have the same meaning as ascribed to them in the Employment Agreement.

2. Separation Payments/Acceleration of Stock Options and Restricted Stock Vesting.

In consideration of Executive’s general release and other promises contained in this Agreement, Company agrees to the following, then (and with respect to the payments and benefits described in clauses (ii) through (x) below, only if Executive has complied with the provisions of this Agreement, including but not limited to the provisions of Section 3, and only if within ten (10) days after the Termination Date Executive has executed a General

Release substantially similar to the Release attached as Exhibit A hereto and acceptable to the Company, in addition to the Release included in this Agreement, and the applicable revocation period shall have expired):

(i) the Company shall pay to Executive in a lump sum in cash, within 30 days after the Termination Date, the sum of Executive’s Base Salary (less normal withholdings) through the Termination Date to the extent not theretofore paid (“Accrued Obligations”), and

(ii) on the first day of the seventh month after the Termination Date (the “Six-Month Pay Date”), the Company shall pay Executive a lump sum payment equal to $300,000, less normal withholdings; provided, however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants and failed to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation. Notwithstanding the foregoing, if Executive has performed services of any kind for any Competing Person or for any Person who has a parent, affiliate, or subsidiary who is a Competing Person between the Termination Date and the Six-Month Pay Date, then the amount otherwise due under this Section 2(ii) shall be multiplied by a fraction, the numerator of which is the number of days that elapsed from the Termination Date until his first date of service for such Competing Person or any Person who has a parent, affiliate, or subsidiary who is a Competing Person (which cannot exceed 180) and the denominator of which is 180; and

(iii) thereafter, for up to twelve (12) additional months following the Six-Month Pay Date, the Company will continue to pay Executive an amount equal to his $23,076.92 bi-weekly Base Salary (a maximum aggregate amount of $600,000 for such 12-month period) less normal withholdings, payable in installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants and fails to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation or if Executive performs services of any kind for any Competing Person or for any Person who has a parent, affiliate, or subsidiary who is a Competing Person; and

(iv) for a period of eighteen (18) months after the Termination Date, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay (and report as taxable income to Executive) all premiums for such COBRA coverage for Executive and his covered dependents for the eighteen (18) month period, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer; and

(v) the Company shall pay to Executive, on the later of the Six-Month Pay Date or the normal payment date for the 2010 bonus payments, the amount of his fiscal year 2010 bonus, to the extent earned based on actual performance through the end of the performance period as if Executive had remained employed during the entire performance period; provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the senior executive compensation plan (the “Plan”); and

(vi) all grants of restricted stock of the Company (“Restricted Stock”) held by Executive as of the date hereof and set forth on the Outstanding Awards Schedule attached as Exhibit B hereto (the “Awards Schedule”) will become immediately vested as of the Termination Date; and

(vii) any other performance-based incentive awards held by Executive as of the date hereof and set forth on the Awards Schedule shall continue in effect until the normal payment date for such awards, at which time such awards will be paid out, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, based on actual performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period; provided that such award shall be made only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan. Reasonable documentation supporting the calculation will be provided to Executive within a reasonable time after request; and

(viii) all of Executive’s options to acquire Common Stock of the Company (“Options”) that were granted prior to the date hereof, would have become vested (by lapse of time) following the Termination Date had Executive remained employed during such period and are set forth on the Awards Schedule will become immediately vested as of the Termination Date; and

(ix) all of Executive’s vested but unexercised Options as of the Termination Date set forth on the Awards Schedule (including those with accelerated vesting pursuant to Section 2(viii) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 13-month anniversary date of the Termination Date, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(x) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive otherwise than under this Agreement under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Executive shall not be eligible for any bonus with respect to the fiscal 2011 performance period or for any additional incentive awards (including but not limited to Restricted Stock, Stock Options, and performance awards) after the date hereof. Except as specifically set forth above, Executive shall cease to be eligible for all benefits (except as set forth above with respect to COBRA) as of the Termination Date. The Company’s obligation to provide the foregoing payments and benefits shall immediately terminate in the event Executive violates any of the provisions of this Agreement and fails to remedy such violation to the satisfaction of the Chief Executive Officer within ten (10) days of notice of such violation.

For purposes of Section 2(ii) and 2(iii), the term “Person who has a parent, affiliate, or subsidiary who is a Competing Person” shall exclude a private equity firm having an investment in a Competing Person provided that Executive can demonstrate to the reasonable satisfaction of the Company’s Chief Executive Officer that (i) Executive’s services for such private equity firm are not in any way related to the private equity firm’s investment in such Competing Person, (ii) Executive receives no information about the activities of such Competing Person, and (iii) Executive shares no information about Competitive Services with anyone at such private equity firm or such Competing Person.

Executive acknowledges the receipt and sufficiency of the consideration paid pursuant to this Section 2 and expressly agrees that no further act or payment is owed by Company or any of its officers, directors, trustees, stockholders, employees, partners, members, agents, representatives, parent corporations, subsidiaries, affiliates, estates, successors, assigns or attorneys to Executive or to any of his attorneys, agents or assigns (except for reimbursement of Executive’s legal fees of up to four billable hours in connection with the review of this Agreement). Executive agrees that Company’s failure to make timely payment of any amount due pursuant to Section 2 shall not constitute a default or breach unless and until Company has failed to tender payment of such amount within ten (10) business days after receiving written notice from Executive that he has not received timely payment.

Each payment of termination benefits under this Section 2, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical insurance coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

In the event of Executive’s death following the date of this Agreement but prior to the Termination Date, the Termination Date shall be accelerated to the date of death. In the event of Executive’s death following the date of this Agreement, Executive’s estate shall be entitled to receive the termination benefits under this Section 2 provided that the estate, in Executive’s place, complies with the provisions of this Agreement, other than the provisions of Section 3, and only if within sixty (60) days after the Termination Date the executor of the estate has executed a General Release substantially similar to the Release attached as Exhibit A hereto and acceptable to the Company, in addition to the Release included in this Agreement, and the applicable revocation period shall have expired.

3. Restrictions on Conduct of Executive.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 3 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 3 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 3. For greater certainty, after the Date of Termination it is not a violation of the Restrictive Covenants for Executive to perform services for a Competing Person (assuming of course that none of the Restrictive Covenants contained herein are not violated in connection therewith) but such performance shall be subject to the consequences described in Sections 2(ii) and 2(iii). For the purposes of Sections 3, 6, and 7, “Company” shall be deemed to include Company and all its parents, affiliates, and subsidiaries.

(b) Definitions. The following terms used in this Section 3 (and elsewhere in the Agreement) shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant acquiring, merchant processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, and cash management services but shall exclude card issuing services, pre-paid card issuing services, and gift card issuing services.

“Competing Person” is any Person engaged in Competitive Services either directly or through any parent, affiliate, subsidiary, joint venture, partnership, limited liability company, association or other entity or enterprise.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person (a) to whom the Company has sold or provided its products or services during the twelve (12) months prior to the Determination Date, including without limitation any independent sales organization who is a party to a Merchant Services Agreement or other agreement with the Company during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the time period commencing on the date hereof extending two (2) years from the Termination Date or any earlier date that Executive’s employment with the Company terminates.

“Restrictive Covenants” means the restrictive covenants contained in Section 3 hereof.

“Sales Agents” means any Person (a) who is an independent sales organization who is a party to a Merchant Services Agreement or other agreement with the Company during the twelve (12) months prior to the Determination Date or (b) who is or was an independent sales representative or referral source with whom the Company has a contract during the twelve (12) months prior to the Determination Date.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during his employment with Company or during the two (2) years immediately following the end of his employment with the Company for any reason reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during Executive’s employment with Company or during the two (2) years immediately following the termination of Executive’s employment for any reason use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of Executive’s employment and at all times after Executive’s employment terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii) Non-solicitation of Protected Employees and Sales Agents. Executive understands and agrees that the relationship between the Company and each of its Protected Employees and Sales Agents constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Executive worked or otherwise had material contact through his employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other Person. Executive also agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Sales Agent with whom Executive worked or otherwise had Material Contact (as defined in Section 3(c)(iii)) through his employment with the Company to terminate his or her arrangement with the Company or to enter into an arrangement with any other Person for the purpose of providing or selling Competitive Services.

(iii) Restriction on Relationships with Protected Customers.

Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer or Sales Agent if (a) he had business dealings with the Protected Customer or Sales Agent on the Company’s behalf or (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer or Sales Agent.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

This Section 3 shall survive the termination of this Agreement.

4. Denial of Liability.

Neither Company’s agreement to pay the sums described above nor anything else connected with this Agreement is to be construed as evidence of an admission of liability or of any discriminatory or otherwise unlawful actions or practices on the part of Company or any of the Releasees (as defined below). Company expressly denies all liability to Executive.

5. General Release and Non-Assignment of Claims.

Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Releasees”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts (including, without limitation, the Employment Agreement), obligations (including, without limitation, those under the Employment Agreement), costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Releasees, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of Executive’s execution of this Agreement, and including but not limited to claims for employment discrimination under federal or state law; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

Executive hereby acknowledges, understanding that the truth of said acknowledgment is necessary to the making of this Agreement, that he has no claim, allegation, complaint or charge of any kind pending in any forum against Company or any Releasee as of the date of execution of this Agreement and that he has not heretofore assigned or otherwise transferred any of the claims released by him through this Agreement.

6. Executive Cooperation.

Executive agrees, in consideration of the above-described payments, that he will reasonably cooperate with Company to effect the transition of his responsibilities as required by Company. Executive further agrees, in consideration of the above-described payments and benefits, that after the execution of this Agreement, he will reasonably cooperate with and assist Company by providing information relevant to matters as to which he gained knowledge while employed by Company and/or its predecessors and that, upon reasonable notice from Company, he will meet with Company's attorneys and other representatives, appear at hearings, depositions, trials and other proceedings relating to such matters. Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses necessitated by his cooperation hereunder.

7. Return of Materials.

On or before the Termination Date, Executive shall return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, product supply information, vendor information, merchant information, ISO information, business planning or strategy information, information about Company employees, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody Trade Secrets and Confidential Information of Company (and all reproductions thereof). Executive shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilations or other representations of such information or things or their contents. Company may withhold payment of any amounts due under this Agreement subject to the return of all such information and property.

8. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, except the choice of law provisions thereof. Any legal action regarding this Agreement or the provisions hereof shall be brought in a court of competent jurisdiction in or including Fulton County, Georgia and both parties consent to the jurisdiction of such courts and waive any objections to such jurisdiction.

9. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
10B Glenlake Parkway- Suite 1068
Atlanta, Georgia 30328
Office of the Corporate Secretary

To Executive:	James G. Kelly
540 Key Royale Drive
Holmes Beach, Florida 34217

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

10. Section 409A.

This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable

Internal Revenue Service guidance and Treasury Regulations issued thereunder. While the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize tax risk under Section 409A of the Code, Executive acknowledges and agrees that nothing in this Agreement shall be construed as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement, including any tax consequences under Section 409A of the Code, and Executive agrees that Executive shall be responsible for paying all taxes due with respect to such payments made and benefits provided to Executive. Neither the Company nor its affiliates or subsidiaries or any of their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

I have read this Transition and Separation Agreement. I understand all of its terms and I agree to those terms.

GLOBAL PAYMENTS INC.		EXECUTIVE

By:	/s/ Suellyn P. Tornay	/s/ James G. Kelly
Name:	Suellyn P. Tornay	James G. Kelly
Title:	General Counsel
Date:	April 21, 2010	Date: April 21, 2010